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                                                                   Exhibit 99.59


     Contact:       Jim Hertzog                        Rhonda Chiger (investor)
                    Pacific Pharmaceuticals, Inc.      Patricia Gitt (media)
                    619/550-3900                       Dewe Rogerson Inc.
                                                       212/688-6840
                                                       rchiger@dewerogerson.com
                                                       pgitt@dewerogerson.com
FOR IMMEDIATE RELEASE

         PACIFIC PHARMACEUTICALS, INC. SIGNS DISTRIBUTION AGREEMENT FOR
                       PERIODONTAL TISSUE MONITOR-TM- KIT

SAN DIEGO, CA, August 26, 1997 -- Pacific Pharmaceuticals, Inc. (AMEX: PHA) today announced that it has signed a five year renewable agreement with Steri-Oss, a leading dental implant company, for the distribution of its Periodontal Tissue Monitor Kit (PTM) in North America and other countries, excluding Europe and Japan where other distribution agreements are in effect.

Under the terms of the agreement Steri-Oss will be responsible for all sales and marketing activities of the PTM Kit to periodontists and general dental practitioners. North American sales of the PTM Kit will be handled by Steri-Oss's internal salesforce, with foreign market sales and distribution handled through a network of distributors. Steri-Oss has also agreed to seek third party eligibility for PTM from major medical insurance carriers, HMO's and government health plans.

The Company's proprietary Periodontal Tissue Monitor Kit (PTM) is an eye-readable, chairside disposable test for use in the dental office to assist practitioners in the early detection and diagnosis of periodontitis, and in the monitoring of treatment for the disease. The PTM Kit is an objective biochemical adjunct to traditional methods of monitoring patients by detecting elevated levels of aspartate aminotransferase (AST) found in the crevicular fluid (between the neck of the tooth and gum) when cells die.

"Pacific Pharmaceuticals will benefit from Steri-Oss's expertise to educate and train dental practitioners in the proper use of the PTM Kits, enabling the Company to remain focused on its cancer therapy programs," said H. Laurence Shaw, M.D., president and chief executive officer of Pacific Pharmaceuticals. "We are pleased to partner with a company with established sales and marketing programs tailored to the dental community."

Pacific Pharmaceuticals, Inc. is a biopharmaceutical company which identifies and in-licenses unique technologies in the healthcare arena. The Company manages these products through focused pre-clinical and clinical development, regulatory approvals and positions them for successful commercialization. Pacific Pharmaceuticals is actively engaged in the development of cancer therapies, and is currently developing a proprietary boronated porphyrin compound (BOPP) for brain cancer, and a proprietary immunotherapy for the treatment of metastatic cancer.

This news release contains forward looking statements. The actual results could vary from those expected due to a variety of risks set forth from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-Q for the quarter ended June 30, 1997, and its report on Form 10-K for the year ended March 31, 1997. The Company undertakes no obligation to publicly release the results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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